EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Rackspace US, Inc. ("Company") and Gene DeFelice (“Employee”).

1.	TERM OF EMPLOYMENT
This Agreement commences December 7, 2015 (“Effective Date”), and ends on December 6, 2018 (the "Employment Period"), and shall thereafter be automatically extended for one year periods unless either Company or Employee gives written notice of non-renewal on or before July 31, 2018 (but not before July 1, 2018), or annually on or before July 31 thereafter (but no earlier than July 1). Notice of non-renewal may only be given between July 1 and July 31 The term “Employment Period” shall refer to the Employment Period if and as so extended.

2.	TITLE AND EXCLUSIVE SERVICES

(a)
Title and Duties. Employee’s title is Senior Vice President and General Counsel, and he will report to the CEO and perform job duties that are usual and customary for this position. This position will be based in San Antonio, Texas. The Company reserves the right to assign to the Employee additional duties, it being understood that Employee will not be assigned duties which Employee cannot reasonably perform. Employee personally agrees to relocate to San Antonio within thirty (30) months of the Effective Date of this Agreement.

(b)
Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period; provided however, it being agreed that Employee’s service for a charitable entity or Employee’s reasonable cooperation with his prior employer, provided it does not unreasonably interfere with Employee’s employment with the Company, shall be permitted.

3.	COMPENSATION AND BENEFITS

(a)
Base Salary. Employee shall be paid an annual base salary of Four Hundred Thousand Dollars ($400,000) and shall be eligible for increases in base salary consistent with Company’s ordinary compensation cycles and process.

(b)	Bonus. Employee is eligible for an annualized bonus target of 70% of annual Base Salary, subject to the Rackspace Cash Bonus Plan and as approved by the board of directors or compensation committee.

(c)
Equity. Employee is eligible for equity grants consistent with Company’s ordinary compensation cycles, dates and process. In consideration for signing this Agreement, Company will recommend to the Compensation Committee that the Employee be granted an equity award with an aggregate accounting value of approximately $1,875,000. Two-thirds (2/3) of the equity award, or approximately $1,250,000 in accounting value, will be granted in the form of Restricted Stock Units (“RSUs”). The remaining one-third of the equity award will be granted in the form of Performance Stock Units (“PSUs”), with the same design as the PSUs provided to other members of the Senior Leadership Team in the Q1 2016 equity cycle. The number of RSUs and target number of PSUs granted will be based upon the aforementioned accounting values and the closing market value of the stock on the date of grant. The Compensation Committee has ultimate authority over this award, and must issue final approval before it would be granted. The equity award is expected to be presented for review and approval within ninety (90) days of the Effective Date and would be issued pursuant to a Company approved equity plan and standard forms of agreement, which outline the vesting schedule and other terms.

(d)	PTO. Employee is eligible for PTO (paid time off) subject to the Employee Handbook.

(e)
Employment Benefit Plans. Employee may participate in employee benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Employee Handbook. Employee acknowledges receipt of the Employee Handbook available on the intercompany website and will review and abide by its terms.

(f)
Expenses. Company will reimburse Employee for business expenses pursuant to Company policy. However, Employee will not seek reimbursement for expenses related to travel between Dallas and San Antonio prior to relocating to San Antonio (other than the agreed expenses specified below in section 3(i)) because it is understood and agreed by the parties that the position is located in San Antonio and the Signing Bonus is designed, in part, to assist with such potential discretionary expenses.

(g)
Signing Bonus. Employee will be paid a Signing Bonus of $175,000 (One Hundred Seventy Five Thousand Dollars) within thirty (30) days from the Effective Date of this agreement, subject to the following claw-back provisions. The Signing Bonus is an advance payment that is actually earned over a one year period. Therefore, entitlement to the bonus is contingent upon Employee’s continued employment with the Company through December 6 2016. If, prior to December 6, 2016, Employee voluntarily terminates his employment or in the event his employment is terminated by the Company for Cause, as outlined in Section 8(c), Employee agrees that he is legally obligated to and will reimburse Rackspace for the unearned pro rata portion of the Signing Bonus based on the length of employment under this Agreement.

(h)
Retention Bonus. One the first (1st) payroll period occurring after the first (1st) anniversary of the Effective Date, Employee will be paid a lump sum retention bonus of One Hundred Seventy Five Thousand Dollars ($175,000), less ordinary withholdings. Employee’s entitlement to this Retention Bonus is contingent upon his continued employment with the company through the first anniversary of the Effective Date.

(i)
Relocation Package. Within 30 months and at the time of the move, employee and his family will receive a relocation package which includes a full pack and move and unload, two (2) months of temporary housing as approved by Company, and two (2) return flights home (the “Relocation Expenses”). The relocation benefits will be administered by Company’s relocation partner, Relocation Synergy. In the event employment ends within the first year following Employee’s relocation of his family to San Antonio for any reason other than termination by the Company without Cause or by Employee for Good Reason, Employee agrees to reimburse the Relocation Expenses on a Prorated Basis. The term “Prorated Basis” means the total amount of Relocation Expenses made on Employee’s behalf at the time of the termination of employment, times a fraction, the numerator of which is the number of complete months since Employee had relocated his family to San Antonio, the denominator of which is 12. Employee agrees that the reimbursement amount owed to the Company shall be made immediately by a cash payment on Employee’s last date of employment. If Employee has not submitted the reimbursement amount to the Company as agreed to herein, Employee authorizes Company to deduct the reimbursement amount from any amount due to Employee, including any compensation or reimbursement. Tax consequences, if any, that are related to relocation expenses or other payments by or from the Company are the sole responsibility of Employee.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)
Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s operational, sales, marketing, personally identifiable information about employees, employee contact information and/or materials used for training and or/employee development, and engineering information, customer lists, business contracts, partner agreements, pricing and strategy information, product and cost or pricing data, compensation information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). This section is not intended to limit Employee’s rights to discuss Employee’s compensation or other terms and conditions of employment as allowed by law. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) it is necessary in connection with performing his duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use Confidential Information in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

(b)	The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.

5.	NON-HIRE OF COMPANY EMPLOYEES

(a)    To further preserve the Confidential Information, during employment and for twelve (12) months after employment ends (“Non-Hire Period”), Employee will not, directly or indirectly, (i) hire or engage any current employee of Company, including anyone employed by or providing services to Company within the 6-month period preceding Employee’s last day of employment or engagement; (ii) solicit or encourage any employee to terminate employment or services with Company; or (iii) solicit or encourage any employee to accept employment with or provide services to Employee or any business associated with Employee.

The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.	NON-SOLICITATION OF CUSTOMERS

(a)	To further preserve the Confidential Information, Employee agrees not to solicit Company’s customers for twelve (12) months after employment ends (the “Non-Solicitation Period”).

(b)	The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.	NON-COMPETITION AGREEMENT

(a)
To further preserve the Confidential Information, Employee agrees that during employment and for twelve (12) months after employment ends (the “Restricted Period”), Employee will not work, as an employee, contractor, officer, owner, consultant, or director, in any business anywhere in the world that sells hosting and information technology services substantially similar to those services provided by the Company, namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, computer, virtual networking and similar services, and (iii) all similar related services, all of the foregoing being defined for the purposes of this Agreement as "Hosting.” Notwithstanding the foregoing, the non-compete period will be extended past the twelve month period under the terms of Section 9(e)(3). For sake of clarify, the non-compete will be a minimum of twelve months and will extend longer as applicable to coincide with the duration of the Severance Pay Period. The foregoing, however, shall not prevent Employee from engaging solely in the practice of law, so long as (a) Employee satisfies Employee’s professional obligations to keep and not use the Confidential Information and (b) Employee’s engagement does not include non-legal duties that are likely to assist a competing business in Hosting as defined above.

(b)	The terms of this Section 7 shall survive the expiration or termination of this Agreement for any reason.

8.	TERMINATION

This Agreement may be terminated by mutual written agreement or:

(a)	Death. The date of Employee’s death shall be the termination date.

(b)
Disability. Company may terminate this Agreement and/or Employee’s employment if Employee is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, subject to applicable law.

(c)	Termination By Company. Company may terminate employment with or without Cause and determine the termination date. “Cause” means:

(i) willful misconduct, including, without limitation, violation of sexual or other harassment policy, gross negligence, misappropriation of or material misrepresentation regarding property of Company, other than customary and de minimis use of Company property for personal purposes, as determined in the discretion of Company, or failure to take reasonable and appropriate action to prevent material injury to the financial condition, business or reputation of the Company;

(ii) willful non-performance of duties (other than by reason of disability);

(iii) failure to follow lawful directives of the Company or willful and consistent failure to meet reasonable and agreed to performance objectives following a written warning and opportunity to cure for two quarters;

(iv) a felony conviction or indictment, a plea of nolo contendere by Employee, or other conduct by Employee that has or would result in material injury to Company’s reputation, including indictment or conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(v) a material breach of this Agreement; or

(vi) a significant violation of Company’s employment and management policies.

(d)	Termination By Employee For Good Reason. Employee may terminate his employment at any time for “Good Reason,” which is: (i) Company’s repeated failure to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; or (ii) a change in reporting structure such that Employee no longer reports to the President or CEO; or (iii) a substantial reduction in responsibilities, authority, or compensation; or (iv) a change of Employee’s principle place of employment to more than 25 miles outside of San Antonio, Texas If Employee elects to terminate his employment for “Good Reason,” Employee must first provide Company written notice within thirty (30) days, after which Company shall have sixty (60) days to cure. If Company has not cured and Employee elects to terminate his employment, he must do so within ten (10) days after the end of the cure period. Notwithstanding section (d)(ii) above, Employee shall not have good reason to terminate if the change in reporting structure follows a change of control and the change in the reporting structure results in Employee reporting to the head of a division of an acquisition entity which is comparable to reporting to the President or CEO of the company prior to the change of control.

9.	COMPENSATION UPON TERMINATION

(a)
Death. Company shall, within 30 days, pay to Employee’s designee or, if no person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary and bonus, subject to the terms of any applicable bonus plan, through the date of termination, and any payments required under applicable employee benefit plans.

(b)
Disability. Company shall, within 30 days, pay all accrued and unpaid base Salary and bonus, subject to the terms of any applicable bonus plan, through the termination date and any payments required under applicable employee benefit plans.

(c)
Termination By Company For Cause: Company shall, within 30 days, pay to Employee his accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans.

(d)
Non-Renewal By Employee. If Employee gives notice of non-renewal under Section 1, Company shall determine the termination date and will pay accrued and unpaid Base Salary through the termination date, and any payments required under applicable employee benefit plans. If the termination date is before the end of the then current Employment Period, and if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company, then Company will, in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to his pro-rata Base Salary through the end of the then current Employment Period (“Severance Pay Period”).

(e)	Termination With Severance.

(1)
Termination By Company Without Cause or Termination by Employee for Good Reason - Severance: If Company terminates employment without Cause and not by reason of death or disability or if Employee terminates for Good Reason, Company will pay the accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans. In addition, if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current Base Salary for twelve (12) months (the “Severance Payments” or “Severance Pay Period”).

(2)	Non-Renewal By Company - Severance: If employment ends because Company gives notice of non-renewal under Section 1, Company shall determine the termination date, even if such date is prior to the end of the Employment Period and will pay the accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans. In addition, if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current Base Salary for twelve (12) months (the “Severance Payments” or “Severance Pay Period”).

(3)
Change of Control - Severance: If Company terminates Employee without cause within twelve (12) months following a change of control (as defined below), Company will pay the accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans. In addition, if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current Base Salary for twenty-four (24) months (the “Severance Payments” or “Severance Pay Period”).

“Change in Control” means the occurrence of any of the following events:

(i)
a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)
a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)
a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company.

(4)	Employment by Competitor or Re-hire During Severance Pay Period:

(i)    If Employee competes with Company, or is hired or engaged in any capacity by any competitor of Company (to be determined in Company’s discretion), during any Severance Pay Period, then the Severance Payments shall cease. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7. For purposes of this sub-section, a “competitor” of Company means: any business anywhere in the world that sells Hosting as defined in Section 7.

(ii)    If Employee is rehired by Company or employed by or performing full-time services in any non-competitive capacity or business during any Severance Pay Period, the Severance Payments shall cease.

10.	OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms. If there is a separate signed agreement between Employee and the Company including terms directly related to intellectual property rights, then the intellectual property terms of that agreement shall control.

11.	PARTIES BENEFITED; ASSIGNMENTS
This Agreement shall be binding upon Employee, his heirs and his personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

12.	GOVERNING LAW
This Agreement shall be governed by the laws of the State of Texas and Employee expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

13.	DEFINITION OF COMPANY
“Company” shall include Rackspace US, Inc., and its past, present and future divisions, operating companies, subsidiaries, affiliates and successors.

14.	LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

15.	DISPUTE RESOLUTION

(a)
Injunctive Relief: Employee agrees that irreparable damages to Company will result from Employee's breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the non-breaching party reasonable attorneys’ fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b)
Arbitration: The parties agree that any dispute or claim, that could be brought in court including discrimination or retaliation claims, relating to this Agreement or arising out of Employee's employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless the parties agree otherwise, the arbitrator may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative, collective or class proceeding. If this specific provision is found to be unenforceable, then the entirety of this arbitration provision shall be null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual fee for the arbitrator and the claimant’s filing fee; each party will pay their own attorneys’ fees and other expenses. Unless otherwise provided by law and awarded by the arbitrator, each party will pay its own attorneys’ fees and other costs.

16.     REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys. Employee represents that he is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of Company. Employee authorizes the Company to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment. Employee represents that he is under no disability that prevents him from performing the essential functions of his position, with or without reasonable accommodation.

17.     SECTION 409A COMPLIANCE

Payments under this Agreement (the “Payments”) shall be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A, the Regulations, applicable case law and administrative guidance. All Payments shall be deemed to come from an unfunded plan. Notwithstanding any provision in this Agreement, all Payments subject to Section 409A will not be accelerated in time or schedule. Employee and Company will not be able to change the designated time or form of any Payments subject to Section 409A. In addition, all Severance Payments that are deferred compensation and subject to Section 409A will only be payable upon a "separation from service" (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A-1(h)(3). All references in this Agreement to a termination of employment and correlative terms shall be construed to require a "separation from service".
18.     MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, including the President and CEO or authorized officer of the Company, and approved by the board of directors or compensation committee as required by Company. This Agreement contains the entire agreement of the parties on the subject matters in this agreement and supersedes any prior written or oral agreements or understandings between the parties except as noted in Section 10 above. No modification shall be valid unless in writing and signed by the parties. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition.

If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 4, 5, 6, and 7, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until he permanently ceases such violation. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

Upon full execution by all parties, this Agreement shall be effective on the later date of the two signature dates below.

EMPLOYEE:
/s/ Gene DeFelice	Date:	October 29, 2015
Gene DeFelice

COMPANY:
/s/ William Taylor Rhodes	Date:	October 30, 2015
Rackspace US, Inc.
By: William Taylor Rhodes
Its: President and CEO